As filed with the Securities and Exchange Commission on November 16, 2011

Registration No. 333-177832

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fusion-io, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3572	20-4232255
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

801.424.5500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Flynn

Chief Executive Officer and President

Fusion-io, Inc.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

801.424.5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini Patrick J. Schultheis Robert G. Day Brian Keyes Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 650.493.9300	Shawn J. Lindquist Chief Legal Officer Fusion-io, Inc. 2855 E. Cottonwood Parkway, Suite 100 Salt Lake City, Utah 84121 801.424.5500	Gordon K. Davidson Jeffrey R. Vetter James D. Evans Fenwick & West LLP 801 California Street Mountain View, California 94041 650.988.8500

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock $0.0002 par value per share	10,170,299	$37.39	$380,267,480	$43,579

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Registrant’s common stock as reported by The New York Stock Exchange on November 15, 2011.
(3)	The Registrant previously paid $40,110 of the registration fee with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. November 16, 2011.

8,843,739 Shares

Common Stock

Fusion-io is offering 3,000,000 shares of its common stock and the selling stockholders are offering 5,843,739 shares of common stock in this offering. Fusion-io will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

The common stock of Fusion-io is listed on the New York Stock Exchange under the symbol “FIO”. On November 15, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $38.10 per share.

See “Risk Factors” on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Fusion-io	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 8,843,739 shares of common stock, the underwriters have the option to purchase up to an additional 1,326,560 shares from the selling stockholders identified in this prospectus at the offering price less the underwriting discount. Fusion-io will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2011.

Goldman, Sachs & Co.	Morgan Stanley	J.P. Morgan	Credit Suisse

Prospectus dated                     , 2011

Prospectus

We, the underwriters and the selling stockholders have not authorized anyone to provide you with information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We, the underwriters and the selling stockholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of the date of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Before deciding whether to purchase shares of our common stock, you should read the following summary together with the more detailed information appearing in this prospectus and the documents incorporated by reference herein, including the information herein under the headings “Risk Factors” and the information incorporated by reference herein including “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, our consolidated financial statements and related notes, and our condensed consolidated financial statements and related notes included in the documents incorporated by reference herein. Unless the context otherwise requires, the terms “Fusion-io”, “the company”, “we”, “us” and “our” in this prospectus and in the documents incorporated by reference herein refer to Fusion-io, Inc., and its subsidiaries. Our fiscal year end is June 30 and our fiscal quarters end on September 30, December 31, March 31, and June 30.

FUSION-IO, INC.

Our Company

We have pioneered a next generation storage memory platform for data decentralization. Our platform significantly improves the processing capabilities within a datacenter by relocating process-critical, or “active”, data from centralized storage to the server where it is being processed, a methodology we refer to as data decentralization. Our integrated hardware and software solutions leverage non-volatile memory to significantly increase datacenter efficiency and offer enterprise grade performance, reliability, availability and manageability. We sell our solutions through our global direct sales force, original equipment manufacturers, or OEMs, including Dell, HP and IBM, and other channel partners.

Our data decentralization platform can transform legacy architectures into next generation datacenters and allows enterprises to consolidate or significantly reduce complex and expensive high performance storage, high performance networking, and memory-rich servers. Our platform enables enterprises to increase the utilization, performance and efficiency of their datacenter resources and to extract greater value from their information assets. Many users of our platform have reported achieving greater than 10 times the application throughput per server through increased server utilization, resulting in reductions to ongoing facility, energy and cooling expenses.

Industry Background

Enterprises are increasingly dependent on their ability to rapidly extract value from their information assets. At the same time, enterprises are facing multiple challenges associated with managing their information assets. These challenges include: the exponential growth in data; increasing demand for frequent access to this data from the growing number of Internet-connected devices; and growing demand by users for faster and more relevant information. Enterprises are deploying increasing amounts of datacenter infrastructure in an attempt to address these challenges, which, in turn, is creating pressure on their budgets and administrative resources.

Legacy datacenter architectures using centralized storage cannot effectively supply the increasingly large quantities of process-critical data quickly enough to fully utilize the processing capacity of today’s servers, creating what we refer to as the data supply problem. This problem results in an increasing number of underutilized servers. While processing performance has doubled approximately every 18 months, the performance of the storage infrastructure has not kept pace, and this increasing gap between processing and storage performance is amplifying the data supply problem.

Traditional approaches that attempt to address the growing data supply problem are inadequate. These approaches include: deploying higher performance storage and networking; deploying memory-rich servers; scaling out datacenters; tuning and redesigning applications; utilizing cloud-based services; and deploying virtual servers.

Our Solution

Our purpose-built storage memory platform integrates our industry standard server-based hardware with our virtualization software, and incorporates our automated data-tiering and platform management software. Our ioMemory hardware uses non-volatile memory to create a high capacity memory tier with fast access rates in a small form factor. Our virtual storage layer, or VSL, software virtualizes the ioMemory hardware and allows the decentralization of active data from centralized storage systems into the server. Our directCache software provides automated data-tiering, which accelerates access to active data from centralized storage. We believe our recent acquisition of IO Turbine, Inc. will enable us to provide virtualization software solutions to accelerate adoption of our platform into the virtualized server and desktop markets. Our ioSphere management software centrally configures, monitors and manages all of our distributed ioMemory hardware and software.

Our data decentralization platform enables enterprises to:

•

Manage Growth in Quantity of Data — By transforming commodity non-volatile memory into a high capacity storage memory tier in the server and leveraging our automated data-tiering software, we enable enterprises to more efficiently manage the exponential growth in data;

•

Manage Increasing Frequency of Access to Data — By providing memory-like performance and allowing multiple processor cores to access active data simultaneously, our platform allows enterprises to handle hundreds of thousands of data requests per second; and

•

Improve Response Times, Relevancy, and Value from Data — By allowing enterprises to rapidly access more data, perform deeper analytics and produce more relevant responses, our platform helps enterprises extract greater value from their information assets.

Our data decentralization solution also enables enterprises to:

•

Reduce Total Cost of Ownership and Environmental Impact — Our platform enables customers to reduce their datacenter infrastructure footprint, administrative expenses and energy consumption related to power and cooling;

•

Unlock the Potential of Virtualization — Our platform enables more virtual servers and desktops to be deployed per physical server without experiencing the performance issues caused by data supply constraints; and

•

Enhance the Performance of Cloud and SaaS Providers — Our platform allows cloud service providers and software-as-a-service vendors to significantly enhance the performance of the services they offer and improve their underlying cost structures.

Our Strategy

Our objective is to expand our position as the leading provider of storage memory platforms for data decentralization. The principal elements of our strategy include:

•	leverage our first-to-market and leading position in data decentralization;

•	continue our focus on platform solutions;

•	extend our platform differentiation through software innovation;

•	develop and maintain direct customer engagement;

•	leverage and expand our server OEM customer relationships;

•	pursue international growth opportunities;

•	invest for growth in new markets and new technologies; and

•	strengthen our other channel partner relationships.

Risks Affecting Us

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	our limited operating history makes it difficult to evaluate our current business and future prospects;

•	our revenue growth rate in recent periods is not expected to recur in the near term and may not be indicative of our future performance;

•	we have experienced rapid growth in recent periods and we may not be able to sustain or manage any future growth effectively;

•	we have incurred significant net losses to date and may not consistently achieve or maintain profitability;

•

we expect large and concentrated purchases by a limited number of customers to continue to represent a substantial majority of our revenue, and any loss or delay of expected purchases could adversely affect our operating results;

•	some of our large customers require more favorable terms and conditions from their vendors and may request price concessions;

•	we expect that we will depend on OEMs incorporating our products into their product offerings and their sales efforts to increase our revenue;

•

if we do not successfully integrate our recent acquisition of IO Turbine, or if we do not otherwise achieve the expected benefits of the acquisition, our growth rate may decline and our operating results may be materially harmed; and

•	we compete with large storage and software providers and expect competition to intensify in the future.

Corporate Information

Our principal executive offices are located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121, and our telephone number is 801.424.5500. Our website is www.fusionio.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We were incorporated in December 2005 as Canvas Technologies, Inc., a Nevada corporation. In June 2006, we changed our name to Fusion Multisystems, Inc. In June 2010, we changed our name to Fusion-io, Inc. and reincorporated as a Delaware corporation.

The Fusion-io, Atomic and IO Turbine design logos and the marks “Fusion-io”, “Accelio”, “directCache”, “ioDirector”, “ioDrive”, “ioDrive Duo”, “ioDrive Octal”, “ioManager”, “ioMemory”, “ioSphere”, “IO Turbine”, “ioCache”, “IOXpress”, “IOPs Dedupe”, “VSL”, “Virtual Storage Layer” and “Powering Innovation” are our trademarks. This prospectus and the documents incorporated by reference contain additional trade names, trademarks and service marks of other companies. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by these other companies.

THE OFFERING

Common stock offered by us	3,000,000 shares

Common stock offered by the selling stockholders	5,843,739 shares

Common stock to be outstanding after this offering	86,276,674 shares

Option to purchase additional shares from the selling stockholders	1,326,560 shares

Use of proceeds	The principal purposes of this offering are to facilitate an orderly distribution of shares for the selling stockholders, to increase our public float and to raise additional capital. We plan to use the net proceeds that we receive in this offering for working capital and general corporate purposes, including possible acquisitions of, or investments in, businesses, technologies or other assets. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds”.

NYSE symbol	“FIO”

The number of shares of common stock that will be outstanding after this offering is based on 83,276,674 shares outstanding as of September 30, 2011 (including 395,963 unvested shares related to restricted stock awards), and excludes:

•

26,722,384 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2011 at a weighted-average exercise price of $3.55 per share (including 924,988 shares of our common stock that we expect to be sold in this offering by certain selling stockholders upon the exercise of vested options at the closing of this offering);

•	453,673 shares of common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of September 30, 2011;

•	53,100 shares of common stock issuable upon the exercise of options granted between October 1, 2011 and November 15, 2011 at a weighted-average exercise price of $31.02 per share;

•	38,850 shares of common stock issuable upon the vesting of RSUs outstanding granted between October 1, 2011 and November 15, 2011;

•	121,839 shares of common stock issued upon net exercise of a warrant in October 2011;

•	9,663,473 shares of common stock reserved for future issuance under our 2011 Equity Stock Incentive Plan as of September 30, 2011; and

•	500,000 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan as of September 30, 2011.

Except as otherwise indicated, all information in this prospectus assumes:

•

no exercise of options outstanding as of September 30, 2011 (including 924,988 shares of our common stock that we expect to be sold in this offering by certain selling stockholders upon the exercise of vested options at the closing of this offering); and

•	no exercise by the underwriters of their right to purchase up to an additional 1,326,560 shares of common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data presented below for the fiscal years ended June 30, 2009, 2010 and 2011 are derived from audited consolidated financial statements that are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The summary consolidated statements of operations data for the three months ended September 30, 2010 and 2011 and the consolidated balance sheet data as of September 30, 2011 are derived from unaudited consolidated financial statements that are incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The unaudited consolidated financial statements were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the three months ended September 30, 2011 are not necessarily indicative of the results that may be expected for future periods. You should read the following summary consolidated financial data with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, our consolidated financial statements, the notes to consolidated financial statements, and our condensed consolidated financial statements, which are incorporated by reference into this prospectus.

	Year Ended June 30,			Three Months Ended September 30,
	2009	2010	2011	2010	2011
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$10,150	$36,216	$197,204	$27,046	$74,385
Cost of revenue(1)	5,000	16,018	84,043	15,412	27,354

Gross profit	5,150	20,198	113,161	11,634	47,031
Operating expenses:
Sales and marketing(1)	13,476	23,386	55,698	9,109	17,477
Research and development(1)	11,707	15,977	27,238	4,820	11,152
General and administrative(1)	4,849	12,383	20,556	3,450	13,737

Total operating expenses	30,032	51,746	103,492	17,379	42,366

(Loss) income from operations	(24,882)	(31,548)	9,669	(5,745)	4,665
Other (expense) income, net	(690)	(156)	(3,420)	(7)	798

(Loss) income before income taxes	(25,572)	(31,704)	6,249	(5,752)	5,463
Income tax (expense) benefit	(1)	(12)	(1,694)	(19)	1,726

Net (loss) income	(25,573)	(31,716)	4,555	(5,771)	7,189
Deemed dividend on repurchase of Series B convertible preferred stock	—	(748)	—	—	—

Net (loss) income attributable to common stockholders	$(25,573)	$(32,464)	$4,555	$(5,771)	$7,189

Net (loss) income per common share:
Basic	$(3.27)	$(2.95)	$0.27	$(0.46)	$0.09
Diluted	$(3.27)	$(2.95)	$0.06	$(0.46)	$0.07
Weighted-average number of shares:
Basic	7,829	11,012	16,762	12,577	82,008
Diluted	7,829	11,012	81,654	12,577	103,454

(1)	Includes stock-based compensation expense as follows:

	Year Ended June 30,			Three Months Ended September 30,
	2009	2010	2011	2010	2011
	(In thousands)
Cost of revenue	$1	$9	$31	$3	$27
Sales and marketing	461	738	1,803	254	1,103
Research and development	382	492	1,545	199	1,619
General and administrative	155	628	5,258	437	7,027

Total stock-based compensation	$999	$1,867	$8,637	$893	$9,776

Our unaudited consolidated balance sheet as of September 30, 2011 is presented on:

•	an actual basis; and

•

an as adjusted basis, giving effect to the sale and issuance of 3,000,000 shares of common stock by us in this offering, based on an assumed public offering price of $38.10 per share, which was the last sale price of our common stock as reported by the New York Stock Exchange on November 15, 2011, after deducting the estimated underwriting discounts and commissions and estimated offering expenses to be paid by us.

	September 30, 2011
Consolidated Balance Sheet Data:	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$201,875	$310,403
Inventories	71,542	71,542
Working capital	261,711	370,239
Total assets	392,486	501,014
Current and long-term deferred revenue	11,316	11,316
Total liabilities	57,806	57,806
Total stockholders’ equity	334,680	443,208

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

We were founded in December 2005 and sold our first products in April 2007. The majority of our revenue growth has occurred since the quarter ended December 31, 2009. We are still in the process of introducing central components of our software offerings and have not yet released our recently acquired ioTurbine virtualization software. In addition, our current management team has only been working together for a relatively short period of time. Our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, such as the risks described herein. If we do not address these risks successfully, our business and operating results would be adversely affected, and our stock price could decline.

Our revenue growth rate in recent periods is not expected to recur in the near term and may not be indicative of our future performance.

You should not consider our revenue growth in recent periods as indicative of our future performance. In fact, in future periods, our revenue could decline. We do not expect to achieve similar percentage revenue growth rates in future periods. We have experienced in the past, and continue to expect to experience, substantial concentrated purchases by customers to complete or upgrade large-scale datacenter deployments. Our revenue in any particular quarterly period could be disproportionately affected if this trend continues. You should not rely on our revenue for any prior quarterly or annual periods as an indication of our future revenue or revenue growth. If we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability.

We have experienced rapid growth in recent periods and we may not be able to sustain or manage any future growth effectively.

We have significantly expanded our overall business, customer base, headcount and operations since June 2010, and we anticipate that we will continue to grow our business. For example, from September 30, 2010 to September 30, 2011, our headcount increased 194 employees from 305 to 499 employees. Our future operating results depend to a large extent on our ability to successfully manage our anticipated expansion and growth.

To manage our growth successfully, we believe we must effectively, among other things:

•	maintain and extend our leadership in data decentralization;

•	maintain and expand our existing original equipment manufacturer, or OEM, and channel partner relationships and develop new OEM and channel partner relationships;

•	forecast and control expenses;

•	recruit, hire, train and manage additional research and development and sales personnel;

•	expand our support capabilities;

•	enhance and expand our distribution and supply chain infrastructure;

•	manage inventory levels;

•	enhance and expand our international operations; and

•	implement and improve our administrative, financial and operational systems, procedures and controls.

We expect that our future growth will continue to place a significant strain on our managerial, administrative, operational, financial and other resources. We will incur costs associated with this future growth prior to realizing the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect or may be nonexistent. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products or enhancements to existing products and we may fail to satisfy end-users’ requirements, maintain product quality, execute on our business plan or respond to competitive pressures, each of which could adversely affect our business and operating results.

We have incurred significant net losses during our limited operating history and may not consistently achieve or maintain profitability.

Prior to the quarter ended March 31, 2011, we had incurred net losses in each quarter since our inception. We may incur losses in future periods as we continue to increase our expenses in all areas of our operations. If our revenue does not increase to offset these expected increases in operating expenses, we will not be profitable. As of September 30, 2011, we had an accumulated deficit of approximately $57.8 million.

We expect large and concentrated purchases by a limited number of customers to continue to represent a substantial majority of our revenue, and any loss or delay of expected purchases could adversely affect our operating results.

Historically, large purchases by a relatively limited number of customers have accounted for a substantial majority of our revenue, and the composition of the group of our largest customers changes from period to period. Some of our customers make concentrated purchases to complete or upgrade specific large-scale data storage installations. These concentrated purchases are short-term in nature and are typically made on a purchase order basis rather than pursuant to long-term contracts. Three customers accounted for 90% and 77% of our revenue for the three months ended September 30, 2010 and 2011, respectively.

As a consequence of our limited number of customers and the concentrated nature of their purchases, our quarterly revenue and operating results may fluctuate from quarter to quarter and are difficult to estimate. For example, any acceleration or delay in anticipated product purchases or the acceptance of shipped products by our larger customers could materially impact our revenue and operating results in any quarterly period. We cannot provide any assurance that we will be able to sustain or increase our revenue from our large customers or that we will be able to offset the discontinuation of concentrated purchases by our larger customers with purchases by new or existing customers. We expect that sales of our products to a limited number of customers will continue to contribute materially to our revenue for the foreseeable future. The loss of, or a significant delay or reduction in purchases by, a small number of customers could materially harm our business and operating results.

Some of our large customers require more favorable terms and conditions from their vendors and may request price concessions. As we seek to sell more products to these customers, we may be required to agree to terms and conditions that may have an adverse effect on our business or ability to recognize revenue.

Some of our large customers have significant purchasing power and, accordingly, have requested and received more favorable terms and conditions, including lower prices, than we typically provide. As we seek to sell more products to this class of customer, we may be required to agree to these terms and conditions, which may include terms that affect the timing of our revenue recognition or may reduce our gross margins and have an adverse effect on our business and operating results.

The future growth of our sales to OEMs is dependent on OEM customers incorporating our products into their server and data storage systems and the OEM’s sales efforts. Any failure to grow our OEM sales and maintain relationships with OEMs could adversely affect our business, operating results and financial condition.

Sales of our products to OEMs represent a significant portion of our revenue and we anticipate that our OEM sales will constitute a substantial portion of our future sales. In some cases, our products must be designed into the OEM’s products. If that fails to occur for a given product line of an OEM, we would likely be unable to sell our products to that OEM for such product line during the life cycle of that product. Even if an OEM integrates one or more of our products into its server, data storage systems or appliance solutions, we cannot be assured that its product will be commercially successful, and as a result, our sales volumes may be less than anticipated. Our OEM customers are typically not obligated to purchase our products and can choose at any time to stop using our products, if their own systems are not commercially successful or if they decide to pursue other strategies or for any other reason, including the incorporation or development of competing products by these OEMs. Moreover, our OEM customers may not devote sufficient attention and resources to selling our products. We may not be able to develop or maintain relationships with OEMs for a number of reasons, including because of the OEM’s relationships with our competitors or prospective competitors or other incentives that may not motivate their internal sales forces to promote our products. If we are unable to grow our OEM sales, if our OEM customers’ systems incorporating our products are not commercially successful, if our products are not designed into a given OEM product cycle or if our OEM customers significantly reduce, cancel or delay their orders with us, our revenue would suffer and our business, operating results and financial condition could be materially adversely affected.

Ineffective management of our inventory levels could adversely affect our operating results.

If we are unable to properly forecast, monitor, control and manage our inventory and maintain appropriate inventory levels and mix of products to support our customers’ needs, we may incur increased and unexpected costs associated with our inventory. Sales of our products are generally made through individual purchase orders and some of our customers place large orders with short lead times, which makes it difficult to predict demand for our products and the level of inventory that we need to maintain to satisfy customer demand. If we build our inventory in anticipation of future demand that does not materialize, or if a customer cancels or postpones outstanding orders, we could experience an unanticipated increase in levels of our finished products. For some customers, even if we are not contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relationships with those customers. Product returns would increase our inventory and reduce our revenue. If we are unable to sell our inventory in a timely manner, we could incur additional carrying costs, reduced inventory turns and potential write-downs due to obsolescence.

Alternatively, we could carry insufficient inventory, and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships or cause us to lose potential sales.

We have often experienced order changes including delivery delays and fluctuations in order levels from period-to-period, and we expect to continue to experience similar delays and fluctuations in the future, which could result in fluctuations in inventory levels, cash balances and revenue.

The occurrence of any of these risks could adversely affect our business, operating results and financial condition.

Our operating results may fluctuate significantly, which could make our future results difficult to predict and could cause our operating results to fall below expectations.

Our operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company, the price of our common stock would likely decline.

Factors that are difficult to predict and that could cause our operating results to fluctuate include:

•	the timing and magnitude of orders, shipments and acceptance of our products in any quarter;

•	our ability to control the costs of the components we use in our hardware products;

•	reductions in customers’ budgets for information technology purchases;

•	delays in customers’ purchasing cycles or deferments of customers’ product purchases in anticipation of new products or updates from us or our competitors;

•	fluctuations in demand and prices for our products;

•	changes in industry standards in the data storage industry;

•	our ability to develop, introduce and ship in a timely manner new products and product enhancements that meet customer requirements;

•	the timing of product releases or upgrades or announcements by us or our competitors;

•	any change in the competitive dynamics of our markets, including new entrants or discounting of product prices;

•	any change in the competitive dynamics of our markets, including new entrants or discounting of product prices;

•	our ability to control costs, including our operating expenses; and

•	future accounting pronouncements and changes in accounting policies.

The occurrence of any one of these risks could negatively affect our operating results in any particular quarter and which could cause the price of our common stock to decline.

Our sales cycles can be long and unpredictable, particularly with respect to large orders and OEM relationships, and our sales efforts require considerable time and expense. As a result, it can be difficult for us to predict when, if ever, a particular customer will choose to purchase our products, which may cause our operating results to fluctuate significantly.

Our sales efforts involve educating our customers about the use and benefits of our products, including their technical capabilities and cost saving potential. Customers often undertake an evaluation and testing process that can result in a lengthy sales cycle. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce any sales. In addition, product purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. Additionally, a significant portion of our sales personnel have been with us for less than a year, and we continue to increase our number of sales personnel, which could further extend the sales cycle as these new personnel are typically not immediately productive. These factors, among others, could result in long and unpredictable sales cycles, particularly with respect to large orders.

We also sell to OEMs that incorporate our solutions into their products, which can require an extended evaluation and testing process before our product is approved for inclusion in one of their product lines. We also may be required to customize our product to interoperate with an OEM’s product, which could further lengthen the sales cycle for OEM customers. The length of our sales cycle for an OEM makes us susceptible to the risk of delays or termination of orders if end-users decide to delay or withdraw funding for datacenter projects, which could occur for various reasons, including global economic cycles and capital market fluctuations.

As a result of these lengthy and uncertain sales cycles of our products, it is difficult for us to predict when customers may purchase and accept products from us and as a result, our operating results may vary significantly and may be adversely affected.

We compete with large storage and software providers and expect competition to intensify in the future from established competitors and new market entrants.

The market for data storage products is highly competitive, and we expect competition to intensify in the future. Our products compete with various traditional datacenter architectures, including high performance server and storage approaches. These may include the traditional data storage providers, including storage array vendors such as EMC Corporation and Hitachi Data Systems, which typically sell centralized storage products as well as high performance storage approaches utilizing solid state drives, or SSDs, as well as vertically integrated appliance vendors such as Oracle. In addition, we may also compete with enterprise solid state disk vendors such as Huawei Technologies, Co., Intel Corp., LSI Corporation, Marvell Semiconductor, Inc., Micron Technology, Inc., Samsung Electronics, Inc., SanDisk Corp., OCZ Technology Group, Inc., Seagate Technology, STEC, Inc., Toshiba Corp. and Western Digital Corp. Our directCache data-tiering software, ioTurbine virtualization caching software and ioCache competes with products from suppliers of software-hardware cache solutions, including EMC Corporation, Adaptec, Inc., and LSI Corporation, as well as several open source software solutions and other software-based hardware cache solutions being developed by privately held companies. Although our ioSphere platform management software is specifically designed to manage solid state storage, it competes with products of developers of general-purpose distributed management and monitoring software solutions, including HP, IBM, CA, Inc. and Nagios Enterprises, LLC. A number of new, privately held companies are currently attempting to enter our market, some of which may become significant competitors in the future.

Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. New start-up companies continue to innovate and may invent similar or superior products and technologies that may compete with our products and technology. Some of our competitors have made acquisitions of businesses that may allow them to offer more directly competitive and comprehensive solutions than they had previously offered. In addition, some of our competitors, including our OEM customers, may develop competing technologies and sell at zero or negative margins, through product bundling, closed technology platforms or otherwise, to gain business. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. As a result, we cannot assure you that our products will continue to compete favorably, and any failure to do so could seriously harm our business, operating results and financial condition.

Competitive factors could make it more difficult for us to sell our products, resulting in increased pricing pressure, reduced gross margins, increased sales and marketing expenses, longer customer sales cycles and failure to increase, or the loss of, market share, any of which could seriously harm our business, operating results and financial condition. Any failure to meet and address these competitive challenges could seriously harm our business and operating results.

The market for non-volatile storage memory products is relatively undeveloped and rapidly evolving, which makes it difficult to forecast end-user adoption rates and demand for our products.

The market for non-volatile storage memory products is relatively undeveloped and rapidly evolving. Accordingly, our future financial performance will depend in large part on growth in this market and on our ability to adapt to emerging demands in this market. Sales of our products currently are dependent in large part upon demand in markets that require high performance data storage solutions such as computing, Internet and financial services. It is difficult to predict with any precision end-user adoption rates, end-user demand for our products or the future growth rate and size of our market. The rapidly evolving nature of the technology in the data storage products market, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our future outlook and forecast quarterly or annual performance. Our products may never reach mass adoption, and changes or advances in technologies could adversely affect the demand for our products. Further, although Flash-based data storage products have a number of advantages compared to other data storage alternatives, Flash-based storage devices have certain disadvantages as well, including a higher price per gigabyte of storage, potentially shortened product lifespan, more limited methods for data recovery and lower performance for certain uses, including sequential input / output transactions and increased utilization of host system resources than traditional storage, and may require end-users to modify or replace network systems originally made for traditional storage media. A reduction in demand for Flash-based data storage caused by lack of end-user acceptance, technological challenges, competing technologies and products or otherwise would result in a lower revenue growth rate or decreased revenue, either of which could negatively impact our business and operating results.

If our industry experiences declines in average sales prices, it may result in declines in our revenue and gross profit.

The data storage products industry is highly competitive and has historically been characterized by declines in average sales prices. It is possible that the market for decentralized storage solutions could experience similar trends. Our average sales prices could decline due to pricing pressure caused by several factors, including competition, the introduction of competing technologies, overcapacity in the worldwide supply of Flash-based or similar memory components, increased manufacturing efficiencies, implementation of new manufacturing processes and expansion of manufacturing capacity by component suppliers. If we are required to decrease our prices to be competitive and are not able to offset this decrease by increases in volume of sales or the sales of new products with higher margins, our gross margins and operating results would likely be adversely affected.

Developments or improvements in storage system technologies may materially adversely affect the demand for our products.

Significant developments in data storage systems, such as advances in solid state storage drives or improvements in non-volatile memory, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, improvements in existing data storage technologies, such as a significant increase in the speed of traditional interfaces for transferring data between storage and a server or the speed of traditional embedded controllers, could emerge as preferred alternative to our products especially if they are sold at lower prices. This could be the case even if such advances do not deliver all of the benefits of our products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes or advances in existing technologies, could materially delay our development and introduction of new products, which could result in the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

We derive substantially all of our revenue from a single line of products, and a decline in demand for these products would cause our revenue to grow more slowly or to decline.

Our storage memory product line accounts for substantially all of our revenue and will continue to comprise a significant portion of our revenue for the foreseeable future. As a result, our revenue could be reduced by:

•	the failure of our storage memory products to achieve broad market acceptance;

•	any decline or fluctuation in demand for our storage memory products, whether as a result of product obsolescence, technological change, customer budgetary constraints or other factors;

•	the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, these products; and

•	our inability to release enhanced versions of our products, including any related software, on a timely basis.

If the storage markets grow more slowly than anticipated or if demand for our products declines, we may not be able to increase our revenue sufficiently to achieve and maintain profitability and our stock price would decline.

If we fail to develop and introduce new or enhanced products on a timely basis, including innovations in our software offerings, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance, capacity and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue and harm our business. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

In order to maintain or increase our gross margins, we will need to continue to create valuable software solutions to be integrated with our storage memory products. Any new feature or application that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to help increase our overall gross margins. If we are unable to successfully develop or acquire, and then market and sell our next generation products, our ability to increase our revenue and gross margin will be adversely affected.

Our products are highly technical and may contain undetected defects, which could cause data unavailability, loss or corruption that might, in turn, result in liability to our customers and harm to our reputation and business.

Our storage memory products and related software are highly technical and complex and are often used to store information critical to our customers’ business operations. Our products may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to our customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release could result in a loss of revenue or delay in revenue recognition, injury to our reputation, a loss of customers or increased service and warranty costs, any of which could adversely affect our business. In addition, we could face claims for product liability, tort or breach of warranty. Many of our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, would be costly and might divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely impacted.

Our products must interoperate with operating systems, software applications and hardware that is developed by others and if we are unable to devote the necessary resources to ensure that our products interoperate with such software and hardware, we may fail to increase, or we may lose, market share and we may experience a weakening demand for our products.

Our products must interoperate with our customers’ existing infrastructure, specifically their networks, servers, software and operating systems, which may be manufactured by a wide variety of vendors and OEMs. When new or updated versions of these software operating systems or applications are introduced, we must sometimes develop updated versions of our software so that our products will interoperate properly. We may not accomplish these development efforts quickly, cost-effectively or at all. These development efforts require capital investment and the devotion of engineering resources. If we fail to maintain compatibility with these applications, our customers may not be able to adequately utilize the data stored on our products, and we may, among other consequences, fail to increase, or we may lose, market share and experience a weakening in demand for our products, which would adversely affect our business, operating results and financial condition.

Our products must conform to industry standards in order to be accepted by customers in our markets.

Generally, our products comprise only a part of a datacenter. The servers, network, software and other components and systems of a datacenter must comply with established industry standards in order to interoperate and function efficiently together. We depend on companies that provide other components of the servers and systems in a datacenter to support prevailing industry standards. Often, these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business, operating results and financial condition.

We rely on our key technical, sales and management personnel to grow our business, and the loss of one or more key employees or the inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our key technical, sales and management personnel. In particular, we are highly dependent on the services of our Chief Executive Officer, David Flynn. All of our employees work for us on an at-will basis, and we could experience difficulty in retaining members of our senior management team. We do not have “key person” life insurance policies that cover any of our officers or other key employees, other than our Chief Executive Officer. The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our products, and negatively impact our business, prospects and operating results.

We plan to hire additional personnel in all areas of our business, particularly for sales and research and development. Competition for these types of personnel is intense. We cannot assure you that we will be able to successfully attract or retain qualified personnel. Our inability to retain and attract the necessary personnel could adversely affect our business, operating results and financial condition.

Our current research and development efforts may not produce successful products that result in significant revenue in the near future, if at all.

Developing our products and related enhancements is expensive. Our investments in research and development may not result in marketable products or may result in products that are more expensive than anticipated, take longer to generate revenue or generate less revenue, than we anticipate. Our future plans include significant investments in research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments in the near future, if at all, which could adversely affect our business and operating results.

Our ability to sell our products is dependent in part on ease of use and the quality of our support offerings, and any failure to offer high-quality technical support would harm our business, operating results and financial condition.

Although our products are designed to be interoperable with existing servers and systems, we may need to provide customized installation and configuration support to our customers before our products become fully operational in their environments. Once our products are deployed within our customers’ datacenters, they depend on our support organization to resolve any technical issues relating to our products. Our ability to provide effective support is largely dependent on our ability to attract, train and retain qualified personnel. In addition, our sales process is highly dependent on our product and business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality installation and technical support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to sell our products to existing and prospective customers, and could harm our business, operating results and financial condition.

If we fail to successfully maintain or grow our reseller and other channel partner relationships, our business and operating results could be adversely affected.

Our ability to maintain or grow our revenue will depend, in part, on our ability to maintain our arrangements with our existing channel partners and to establish and expand arrangements with new channel partners. Our channel partners may choose to discontinue offering our products or may not devote sufficient attention and resources toward selling our products. For example, our competitors may provide incentives to our existing and potential channel partners to use or purchase their products and services or to prevent or reduce sales of our products. The occurrence of any of these events could adversely affect our business and operating results.

We are exposed to the credit risk of some of our customers and to credit exposure in weakened markets, which could result in material losses.

Most of our sales are on an open credit basis. As a general matter, we monitor individual customer payment capability in granting open credit arrangements and may limit these open credit arrangements based on creditworthiness. We also maintain reserves we believe are adequate to cover exposure for doubtful accounts. Although we have programs in place that are designed to monitor and mitigate these risks, we cannot assure you these programs will be effective in reducing our credit risks, especially as we expand our business internationally. If we are unable to adequately control these risks, our business, operating results and financial condition could be harmed.

We currently rely on contract manufacturers to manufacture our products, and our failure to manage our relationship with our contract manufacturers successfully could negatively impact our business.

We rely on contract manufacturers, Alpha EMS Manufacturing Corporation and Jabil Circuit, Inc., to manufacture our products. We currently do not have any long-term manufacturing contracts with these contract manufacturers. Our reliance on these contract manufacturers reduces our control over the assembly process, exposing us to risks, including reduced control over quality assurance, production costs and product supply. If we fail to manage our relationship with these contract manufacturers effectively, or if these contract manufacturers experience delays, disruptions, capacity constraints or quality control problems in their operations, our ability to ship products to our customers could be impaired and our competitive position and reputation could be harmed. If we are required to change contract manufacturers or assume internal manufacturing operations, we may lose revenue, incur increased costs and damage our customer relationships. Qualifying a new contract manufacturer and commencing production is expensive and time-consuming. We may need to increase our component purchases, contract manufacturing capacity, and internal test and quality functions if we experience increased demand. The inability of these contract manufacturers to provide us with adequate supplies of high-quality products, could cause a delay in our order fulfillment, and our business, operating results and financial condition would be adversely affected.

We rely on a limited number of suppliers, and in some cases single-source suppliers, and any disruption or termination of these supply arrangements could delay shipments of our products and could materially and adversely affect our relationships with current and prospective customers.

We rely on a limited number of suppliers, and in some cases single-source suppliers, for several key components of our products, and we have not entered into agreements for the long-term purchase of these components. This reliance on a limited number of suppliers and the lack of any guaranteed sources of supply exposes us to several risks, including:

•	the inability to obtain an adequate supply of key components, including non-volatile memory and reprogrammable controllers;

•	price volatility for the components of our products;

•	failure of a supplier to meet our quality, yield or production requirements;

•	failure of a key supplier to remain in business or adjust to market conditions; and

•	consolidation among suppliers, resulting in some suppliers exiting the industry or discontinuing the manufacture of components.

As a result of these risks, we cannot assure you that we will be able to obtain enough of these key components in the future or that the cost of these components will not increase. If our supply of certain components is disrupted or delayed, or if we need to replace our existing suppliers, there can be no assurance that additional supplies or components will be available when required or that supplies will be available on terms that are favorable to us, which could extend our lead times, increase the costs of our components and materially adversely affect our business, operating results and financial condition. If we are successful in growing our business, we may not be able to continue to procure components at current prices, which would require us to enter into longer term contracts with component suppliers to obtain these components at competitive prices. This could increase our costs and decrease our gross margins, harming our operating results.

Our results of operations could be affected by natural events in locations in which our customers or suppliers operate.

Several of our customers and suppliers have operations in locations that are subject to natural disasters, such as severe weather and geological events, which could disrupt the operations of those customers and suppliers. For example, in March 2011, the northern region of Japan experienced a severe earthquake followed by a tsunami. These geological events caused significant damage in that region and have adversely affected Japan’s infrastructure and economy. Some of our customers and suppliers are located in Japan and they have experienced, and may experience in the future, shutdowns as a result of these events, and their operations may be negatively impacted by these events. Our customers affected by this or a future natural disaster could postpone or cancel orders of our products, which could negatively impact our business. Moreover, should any of our key suppliers fail to deliver components to us as a result of this or a future natural disaster, we may be unable to purchase these components in necessary quantities or may be forced to purchase components in the open market at significantly higher costs. We may also be forced to purchase components in advance of our normal supply chain demand to avoid potential market shortages. In addition, if we are required to obtain one or more new suppliers for components or use alternative components in our solutions, we may need to conduct additional testing of our solutions to ensure those components meet our quality and performance standards, all of which could delay shipments to our customers and adversely affect our financial condition and results of operations.

To the extent we purchase excess or insufficient component inventory in connection with discontinuations by our vendors of components used in our products, our business or operating results may be adversely affected.

It is common in the storage and networking industries for component vendors to discontinue the manufacture of certain types of components from time to time due to evolving technologies and changes in the market. A supplier’s discontinuation of a particular type of component, such as a specific size of NAND Flash memory, may require us to make significant “last time” purchases of component inventory that is being discontinued by the vendor to ensure supply continuity until the transition to products based on next generation components or until we are able to secure an alternative supply. To the extent we purchase insufficient component inventory in connection with these discontinuations, we may experience delayed shipments, order cancellations or otherwise purchase more expensive components to meet customer demand, which could result in reduced gross margins. Alternatively, to the extent we purchase excess component inventory that we cannot use in our products due to obsolescence, we could be required to reduce the carrying value of inventory or be required to sell the components at or below our carrying value, which could reduce our gross margins.

We will need to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and the failure to do so could have a material adverse effect on our business and stock price.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2012, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. Our compliance with Section 404 will require that we incur substantial expense and expend significant management efforts. If we are unable to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm note or identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the New York Stock Exchange, the SEC, or other regulatory authorities, which would require additional financial and management resources.

Third party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be harmed.

The storage and networking industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have in the past received and may in the future receive inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market and face increasing competition. For example, on April 22, 2011 and May 31, 2011, we received letters from Entorian Technologies, Inc. that alleged that memory stacks included in our products infringe one or more claims of one or two of Entorian’s patents (U.S. Patent Nos. 6,025,642; 5,420,751). Based upon our preliminary investigation of the Entorian patents, we believe that our products do not infringe the claims of the two Entorian patents. If Entorian were to choose to pursue litigation, however, the costs associated with any resulting litigation could negatively impact our operating results regardless of the outcome of the litigation. In addition, on May 18, 2011, Internet Machines LLC filed a lawsuit in U.S. District Court for the Eastern District of Texas against our company and 20 other companies. The complaint alleges that our products infringe U.S. Patent Nos. 7,454,552; 7,421,532; 7,814,259; and 7,945,722. In addition, on August 26, 2011, Internet Machines amended its prior complaint filed in U.S. District Court for the Eastern District of Texas against PLX Technology, Inc. to add our company and several other companies as defendants. This complaint alleges that our products infringe U.S. Patent No. 7,539,190. These complaints seek both damages and a permanent injunction against us. We have limited information about the specific infringement allegations, but they appear to focus on a PCI switch component that, while used in some of our products, is manufactured by a third-party supplier. This third-party supplier has agreed to indemnify and defend us with respect to these lawsuits. Based upon our preliminary investigation of the patents identified in the complaint, we do not believe that our products infringe any valid or enforceable claim of these patents. On September 7, 2011, Solid State Storage Solutions, Inc., or S4, filed a lawsuit in U.S. District for the Eastern District of Texas against our company and eight other companies. The complaint alleges that our products infringe U.S. Patent Nos. 6,701,471; 7,234,087; 7,721,165; 6,370,059; 7,366,016; 7,746,697; 7,616,485; 6,341,085; 6,567,334; 6,347,051; 7,064,995; and 7,327,624. The complaint seeks both damages and a permanent injunction against us. We have limited information about the specific infringement allegations, but they appear to focus on storage controllers for flash memory and in particular to storage address mapping, I/O buffering, wear leveling, and reducing read latency in relation to interfacing with flash storage media. We use a custom programmed storage controller in our products. Based on our preliminary investigation of the patents identified in the complaint, we do not believe that our products infringe any valid or enforceable claim of these patents. Nevertheless, the costs associated with any actual, pending or threatened litigation could negatively impact our operating results regardless of the actual outcome.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers and channel partners from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, if any, could harm our relationships with our customers, may deter future customers from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, could divert management resources and attention and could force us to acquire intellectual property rights and licenses, which may involve substantial royalty payments. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. An adverse determination also could invalidate our intellectual property rights and prevent us from offering our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. We may have to seek a license for the technology, which may not be available on reasonable terms or at all, may significantly increase our operating expenses or require us to restrict our business activities in one or more respects. Any of these events could seriously harm our business, operating results and financial condition.

The success of our business depends in part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. As of November 8, 2011, we had 11 issued patents and 87 patent applications in the United States and 96 corresponding patent applications in foreign countries. We cannot assure you that any patents will issue with respect to our currently pending patent applications in a manner that gives us the protection that we seek, if at all, or that any patents issued to us will not be challenged, invalidated or circumvented. Our currently issued patents and any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property.

Protecting against the unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult. Litigation may be necessary in the future to enforce or defend our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition. Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available. An inability to adequately protect and enforce our intellectual property and other proprietary rights could seriously harm our business, operating results and financial condition.

Our use of open source and third-party technology could impose limitations on our ability to commercialize our software.

We use open source software in our products. Although we monitor our use of open source software closely, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products for certain uses, to license portions of our source code at no charge, to re-engineer our technology or to discontinue offering some of our software in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

If we do not successfully integrate our recent acquisition of IO Turbine, or if we do not otherwise achieve the expected benefits of the acquisition, our growth rate may decline and our operating results may be materially harmed.

In August 2011, we acquired IO Turbine, a provider of caching solutions for virtual environments, based in San Jose, California. If we fail to successfully integrate the business and operations of IO Turbine, we may not realize the potential benefits of the acquisition. The integration of IO Turbine will be a time-consuming and expensive process, has resulted in the incurrence of ongoing expenses and may disrupt our operations if it is not completed in a timely and efficient manner. If our integration effort is not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. Even if our integration efforts are successful, we may not achieve anticipated synergies or other benefits of the acquisition, including the anticipated benefits from the IO Turbine technology.

We may further expand through acquisitions of, or investments in, other companies, each of which may divert our management’s attention, resulting in additional dilution to our stockholders and consumption of resources that are necessary to sustain and grow our business.

Our business strategy may, from time to time, include acquiring other complementary products, technologies or businesses. We also may enter into relationships with other businesses in order to expand our product offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to third-party approvals, such as government regulation, which are beyond our control. Consequently, we can make no assurance that these transactions, once undertaken and announced, will close. These kinds of acquisitions or investments may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired business choose not to work for us, and we may have difficulty retaining the customers of any acquired business. Acquisitions may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for development of our business. Any acquisition or investment could expose us to unknown liabilities. Moreover, we cannot assure you that the anticipated benefits of any acquisition or investment would be realized or that we would not be exposed to unknown liabilities. In connection with these types of transactions, we may issue additional equity securities that would dilute our stockholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to repay, incur large charges or substantial liabilities, encounter difficulties integrating diverse business cultures, and become subject to adverse tax consequences, substantial depreciation or deferred compensation charges. These challenges related to acquisitions or investments could adversely affect our business, operating results and financial condition.

Because our long-term success depends, in part, on our ability to expand the sales of our products to customers located outside of the United States, our business is susceptible to risks associated with international operations.

While we currently maintain limited operations outside of the United States, we have been expanding and intend to continue to expand these operations in the future. We have limited experience operating in foreign jurisdictions. Our inexperience in operating our business outside of the United States increases the risk that our international expansion efforts may not be successful. In addition, conducting and expanding international operations subjects us to new risks that we have not generally faced in the United States. These include: exposure to foreign currency exchange rate risk; difficulties in managing and staffing international operations; the increased travel, infrastructure and legal compliance costs associated with multiple international locations; potentially adverse tax consequences; the burdens of complying with a wide variety of foreign laws, including trade barriers, and different legal standards; increased financial accounting and reporting burdens and complexities; political, social and economic instability abroad, terrorist attacks and security concerns in general; and reduced or varied protection for intellectual property rights in some countries. The occurrence of any one of these risks could negatively affect our international business and, consequently, our business, operating results and financial condition generally.

Adverse economic conditions or reduced datacenter spending may adversely impact our revenues and profitability.

Our operations and performance depend in part on worldwide economic conditions and the impact these conditions have on levels of spending on datacenter technology. Our business depends on the overall demand for datacenter infrastructure and on the economic health of our current and prospective customers. Weak economic conditions, or a reduction in datacenter spending, would likely adversely impact our business, operating results and financial condition in a number of ways, including by reducing sales, lengthening sales cycles and lowering prices for our products and services.

Governmental regulations affecting the import or export of products could negatively affect our revenue.

The U.S. and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Governmental regulation of encryption technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international and domestic sales and adversely affect our revenue. In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on export privileges, which would harm our operating results.

The terms of our loan and security agreement with a financial institution may restrict our ability to engage in certain transactions.

Pursuant to the current terms of our loan and security agreement with a financial institution, we are subject to financial covenants and cannot engage in certain transactions, including disposing of certain assets, incurring additional indebtedness, declaring dividends, acquiring or merging with another entity or leasing additional real property unless certain conditions are met or unless we receive prior approval from the financial institution. Our obligations under the loan and security agreement are secured by substantially all of our assets. The loan and security agreement further limits our ability to make material changes to our management team or enter into transactions with affiliates. If the financial institution does not consent to any of these actions or if we are unable to comply with these covenants, we could be prohibited from engaging in transactions which could be beneficial to our business and our stockholders.

Our business is subject to the risks of earthquakes and other natural catastrophic events, and to interruption by man-made problems such as computer viruses or terrorism.

Our sales headquarters, corporate headquarters and our current contract manufacturers are located in the San Francisco Bay and Salt Lake City areas, which have heightened risks of earthquakes. We may not have adequate business interruption insurance to compensate us for losses that may occur from a significant natural disaster, such as an earthquake, which could have a material adverse impact on our business, operating results and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our or our customers’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of customer orders or the deployment of our products, our business, operating results and financial condition would be adversely affected.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.

Risks Related to Our Common Stock and this Offering

The trading price of our common stock is likely to be volatile, and an active, liquid and orderly market for our common stock may not be sustained.

Our common stock is currently traded on the New York Stock Exchange, but we can provide no assurance that there will be active trading on that market or any other market in the future. If there is not an active trading market or if the volume of trading is limited, the price of our common stock could decline and holders of our common stock may have difficulty selling their shares. In addition, the trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of technology companies in general, and of companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our operating results;

•	whether our operating results meet the expectations of securities analysts or investors;

•	actual or anticipated changes in the expectations of investors or securities analysts;

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape generally;

•	litigation involving us, our industry or both;

•	regulatory developments in the United States, foreign countries or both;

•	general economic conditions and trends;

•	major catastrophic events;

•	sales of large blocks of our stock;

•	departures of key personnel; or

•	our small public float relative to total number of shares of our common stock that are issued and outstanding.

The stock markets in general, and market prices for the securities of technology-based companies like ours in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. A certain degree of stock price volatility can be attributed to being a newly public company. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. In several recent situations where the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit against us, the defense and disposition of the lawsuit could be costly and divert the time and attention of our management and harm our operating results.

Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

We have a small public float relative to the total number of shares of our common stock that are issued and outstanding and a substantial majority of our issued and outstanding shares are currently restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers. If stockholders holding shares of our common stock that are currently subject to such restrictions sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-up and other legal restrictions on resale lapse, the trading price of our common stock could decline.

Upon the completion of this offering, a total of 86,276,674 shares of common stock will be outstanding, based on the number of shares outstanding on September 30, 2011. Of these shares, all 14,145,000 shares of common stock sold in our initial public offering, plus the 8,843,739 shares of common stock to be sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, unless purchased by our affiliates, will be freely tradable in the public market.

The remaining shares of common stock will become freely tradable in the public market, except as the sale of such shares may be limited by Rule 144 of the Securities Act, as follows:

•

approximately 8,616,290 shares will be eligible for sale upon expiration of the lock-up agreements for our initial public offering, at various times beginning on or about December 6, 2011, subject to extensions under certain circumstances;

•

approximately 11,944,719 shares will be eligible for sale upon expiration of the lock-up agreements for this offering, at various times beginning on December 19, 2011, subject to extensions under certain circumstances;

•	approximately 554,968 shares issued in connection with our acquisition of IO Turbine will be eligible for sale at various times beginning on February 11, 2012; and

•

approximately 43,096,946 shares (including 691,941 shares issued in connection with our acquisition of IO Turbine) will be eligible for sale upon expiration of the lock-up agreements for this offering, at various times beginning on February 15, 2012 (of which up to 150,000 shares may be transferred at any time without restriction pursuant to the lock-up agreements in connection with charitable donations), subject to extensions under certain circumstances.

Our underwriters may, in their sole discretion, permit shares subject to these lock-up agreements to be sold prior to expiration. In addition, a substantial number of shares of common stock that are issuable upon exercise of outstanding options and RSUs will become eligible for sale in the public market to the extent permitted by the various vesting provisions of the awards and the lock-up agreements. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock is likely to be influenced by any research and reports that securities or industry analysts publish about us or our business. In the event securities or industry analysts cover our company and one or more of these analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Insiders will continue to have substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will own approximately 51% of the outstanding shares of our common stock after this offering, based on the number of shares outstanding as of October 31, 2011 and after giving effect to the exercise of options and the sale of shares by the selling stockholders in connection with this offering. As a result, these stockholders, if acting together, are able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock. In addition, the significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have broad discretion in the use of the net proceeds that we received in our initial public offering and that we will receive in this offering and may not use them effectively.

We have broad discretion in the application of the net proceeds from our initial public offering and will have broad discretion in the application of the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. We have not allocated these net proceeds for any specific purposes. We might not be able to yield a significant return, if any, on any investment of these net proceeds. Stockholders will not have the opportunity to influence our management’s decisions on how to use the net proceeds, and our failure to apply the funds effectively could have a material adverse effect on our business, and could cause the price of our common stock to decline.

We have never paid dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid any dividends on our common stock. In addition, our credit facility with a financial institution restricts our ability to pay dividends. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

We will continue to incur increased costs as a result of being a public company.

As a public company, we are incurring and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, new rules implemented by the SEC and the New York Stock Exchange, require changes in corporate governance practices of public companies. We expect these rules and regulations to continue to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We will continue to incur additional costs associated with our public company reporting requirements. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors or as executive officers.

Provisions in our certificate of incorporation and bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit stockholders from calling a special meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder and which may discourage, delay or prevent a change of control of our company.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, including the sections entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and “Compensation Discussion and Analysis” contains forward-looking statements. The words “believe”, “may”, “will”, “potentially”, “estimate”, “continue”, “anticipate”, “intend”, “could”, “would”, “project”, “plan” and “expect”, and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements.

These forward-looking statements include, but are not limited to, statements concerning the ability of our platform to address industry problems, the data supply problem; our possible or assumed future results of operations, business strategies, financing plans, technological leadership, market opportunity, expectations regarding product acceptance, ability to innovate new products and bring them to market in a timely manner, ability to successfully increase sales of our software offerings as part of our overall sales strategy, estimates regarding market size, market position and market opportunities, competitive position and the effects of competition, industry environment, potential growth opportunities, ability to expand internationally, the impact of quarterly fluctuations of revenue and operating results, the compliance costs of being a public company, expectations concerning relationships with third parties, including channel partners, key customers and OEMs, levels of capital expenditures, future capital requirements and availability to fund operations and growth, the adequacy of facilities, impact of our recent acquisition of IO Turbine, Inc., the adequacy of our intellectual property, intellectual property claims, the sufficiency of our issued patents and patent applications to protect our intellectual property, our assessment of pending litigation, the effects of a natural disaster on us or our suppliers, our ability to resell inventory that we cannot use in our products due to obsolescence, our OEMs continuing to design our products into their products, and the importance of software innovation.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” in this prospectus and in the documents incorporated by reference. Moreover, we operate in a competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and in the documents incorporated by reference may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and the documents we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $108.5 million from the sale of the 3,000,000 shares of common stock offered by us in this offering, based on an assumed public offering price of $38.10 per share, which was the last sale price of our common stock as reported by the New York Stock Exchange on November 15, 2011, and after deducting estimated underwriting discounts and commissions and estimated offering expenses to be paid by us. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders in connection with the underwriters’ exercise of their option to purchase additional shares of common stock, although we will bear the costs, other than the underwriting discounts and commissions, associated with the sale of these shares.

The principal purposes of this offering are to facilitate an orderly distribution of shares for the selling stockholders, to increase our public float and to raise additional capital. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. However, we currently intend to use the net proceeds to us from this offering primarily for working capital and general corporate purposes, including possible acquisitions of, or investments in, businesses, technologies or other assets, expansion of our sales organization and further development and expansion of our product offerings. We have no present understandings, commitments or agreements to enter into any acquisitions or investments.

Our management will have broad discretion in the application of the net proceeds that we receive in this offering, and investors will be relying on the judgment of our management regarding the treatment of these proceeds. Pending the uses described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange under the symbol “FIO” since June 9, 2011. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
Year Ended June 30, 2011:
Fourth Quarter (from June 9, 2011)	$36.98	$19.28

Year Ended June 30, 2012:
First Quarter	$35.67	$14.90
Second Quarter (through November 15, 2011)	39.89	16.83

On November 15, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $38.10 per share.

As of September 30, 2011, we had 156 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. In addition, the terms of our loan and security agreement with a financial institution currently prohibits us from paying cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with certain covenants under our loan and security agreement with the financial institution, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011 on:

•	an actual basis; and

•

an as adjusted basis, giving effect to the sale and issuance of 3,000,000 shares of common stock by us in this offering, based on an assumed public offering price of $38.10 per share, which was the last sale price of our common stock as reported by the New York Stock Exchange on November 15, 2011, after deducting the estimated underwriting discounts and commissions and estimated offering expenses to be paid by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes that are incorporated by reference into this prospectus.

	September 30, 2011
	Actual	As Adjusted
	(In thousands, except share and per share data) (unaudited)
Cash and cash equivalents	$201,875	$310,403

Stockholders’ equity:
Preferred stock, par value $0.0002; 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0002 par value; 500,000,000 shares authorized, 82,880,711 shares issued and outstanding, actual; 500,000,000 shares authorized, shares issued and outstanding, as adjusted	17	18
Additional paid-in capital	392,462	500,989
Accumulated other comprehensive loss	(12)	(12)
Accumulated deficit	(57,787)	(57,787)

Total stockholders’ equity	334,680	443,208

Total capitalization	$334,680	$443,208

The number of shares of our common stock set forth in the table excludes:

•

26,722,384 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2011 at a weighted-average exercise price of $3.55 per share (including 924,988 shares of our common stock that we expect to be sold in this offering by certain selling stockholders upon the exercise of vested options at the closing of this offering);

•	453,673 shares of common stock issuable upon the vesting of RSUs outstanding as of September 30, 2011;

•	53,100 shares of common stock issuable upon the exercise of options granted between October 1, 2011 and November 15, 2011 at a weighted-average exercise price of $31.02 per share;

•	38,850 shares of common stock issuable upon the vesting of RSUs outstanding granted between October 1, 2011 and November 15, 2011;

•	395,963 shares of common stock subject to unvested restricted stock awards;

•	121,839 shares of common stock issued upon net exercise of a warrant in October 2011;

•	9,663,473 shares of common stock reserved for future issuance under our 2011 Equity Stock Incentive Plan as of September 30, 2011; and

•	500,000 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan as of September 30, 2011.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at October 31, 2011 and as adjusted to reflect the sale of common stock in this offering, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group;

•	each person, or group of affiliated persons, who we know beneficially owned more than 5% of our common stock; and

•	all selling stockholders.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership prior to this offering is based on 83,398,929 shares of common stock outstanding at October 31, 2011. Applicable percentage ownership after this offering is based on 87,323,917 shares of common stock outstanding at October 31, 2011, after giving effect to the issuance and sale of 3,000,000 shares of our common stock by Fusion-io and the issuance of 924,988 shares of our common stock that we expect to be sold in this offering by certain selling stockholders upon the exercise of vested options at the closing of this offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by the person that are currently exercisable or exercisable or that are vested or will vest within 60 days of October 31, 2011. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Fusion-io, Inc., 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84121.

				Shares Beneficially Owned After this Offering
				Assuming the Underwriters’ Option to Purchase Is Not Exercised		Assuming the Underwriters’ Option to Purchase is Exercised in Full
Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering		Number of Shares Being Offered	Number	%	Shares Offered Pursuant to the Underwriters’ Option to Purchase	Number	%
	Number	%
Directors and Named Executive Officers:
David A. Flynn (1)	6,833,637	8.06	879,853	5,953,784	6.71	588,302	5,365,482	6.02
Dennis P. Wolf (2)	343,333	*	109,221	234,112	*	73,029	161,083	*
Neil A. Carson (3)	183,125	*	81,354	101,771	*	54,396	47,375	*
Lance L. Smith (4)	659,375	*	153,719	505,656	*	102,781	402,875	*
Rick C. White (5)	5,047,291	5.96	572,313	4,474,978	5.05	382,671	4,092,307	4.60
Forest Baskett (6)	25,935,930	31.10	1,296,795	24,639,135	28.22	-	24,639,135	28.10
H. Raymond Bingham (7)	40,000	*	-	40,000	*	-	40,000	*
Dana L. Evan (8)	33,500	*	-	33,500	*	-	33,500	*
Scott D. Sandell (9)	25,935,930	31.10	1,296,795	24,639,135	28.22	-	24,639,135	28.10
Christopher J. Schaepe (10)	9,568,607	11.47	-	9,568,607	10.96	-	9,568,607	10.91
Shawn J. Lindquist (11)	184,749	*	74,477	110,272	*	49,798	60,474	*
James L. Dawson (12)	620,000	*	113,042	506,958	*	75,583	431,375	*
All directors and executive officers as a group (13 persons) (13)	49,798,179	56.52	3,280,774	46,517,405	50.84	1,326,560	45,190,845	49.39
5% Stockholders:
New Enterprise Associates 12, Limited Partnership (14)	25,935,930	31.10	1,296,795	24,639,135	28.22	-	24,639,135	28.10
Lightspeed Venture Partners VIII, L.P. (15)	9,568,607	11.47	-	9,568,607	10.96	-	9,568,607	10.91
Certain Other Selling Stockholders:
David Bradford (16)	853,658	1.01	250,000	603,658	*	-	603,658	*
John Strasser (17)	529,937	*	143,175	386,762	*	-	386,762	*
Accel X L.P. (18)	1,938,485	2.32	387,696	1,550,789	1.78	-	1,550,789	1.77
Mercato Partners, L.P. (19)	2,919,340	3.50	437,901	2,481,439	2.84	-	2,481,439	2.83
Meritech Capital Partners III L.P. (20)	2,843,112	3.41	284,311	2,558,801	2.93	-	2,558,801	2.92
Presidio STX, LLC (21)	2,142,581	2.57	428,516	1,714,065	1.96	-	1,714,065	1.95
SVB Financial Group (22)	121,839	*	24,367	97,472	*	-	97,472	*
Triangle Peak Partners Private Equity, LP (23)	1,033,859	1.24	206,771	827,088	*	-	827,088	*
UV Partners IV, L.P. (24)	2,960,847	3.55	300,000	2,660,847	3.05	-	2,660,847	3.03
All Other Selling Stockholders (25)	776,147	*	100,228	675,919	*	-	675,919	*

*	Less than one percent (1%).
(1)	Mr. Flynn is the Chief Executive Officer, President and a Director of Fusion-io. Consists of (i) 5,000,000 shares held of record by Sandusky Investments, Ltd., which is controlled by Mr. Flynn and co-owned by Mr. Flynn and other affiliated persons, (ii) 422,647 shares held of record by Mr. Flynn, and (iii) 1,410,990 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Flynn would have, in the aggregate, 9,787,702 shares as of October 31, 2011 (before giving effect to this offering).
(2)	Mr. Wolf is the Chief Financial Officer and an Executive Vice President of Fusion-io. Consists of 343,333 shares, issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Wolf would have, in the aggregate, 1,215,000 shares as of October 31, 2011 (before giving effect to this offering).

(3)	Mr. Carson is the Chief Technology Officer and an Executive Vice President of Fusion-io. Consists of 183,125 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Carson would have, in the aggregate, 905,000 shares as of October 31, 2011 (before giving effect to this offering).
(4)	Mr. Smith is the Chief Operating Officer and an Executive Vice President of Fusion-io. Consists of 659,375 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Smith would have, in the aggregate, 1,710,000 shares as of October 31, 2011 (before giving effect to this offering).
(5)	Mr. White is the Chief Marketing Officer, an Executive Vice President and a Director of Fusion-io. Consists of (i) 3,700,000 shares held of record by West Coast VC, LLC, which is indirectly owned by Mr. White and his spouse, and (ii) 1,347,291 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. White would have, in the aggregate, 6,366,562 shares as of October 31, 2011 (before giving effect to this offering).
(6)	See footnote (14) below regarding Dr. Baskett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Dr. Baskett does not have voting or dispositive power over the shares held of record by Ven 2008. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Baskett would have, in the aggregate, 25,985,930 shares as of October 31, 2011 (before giving effect to this offering).
(7)	Consists of (i) 30,000 shares held by The Lyman and Thora Bingham Revocable Living Trust, and (ii) 10,000 shares held by Mr. Bingham. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Bingham would have, in the aggregate, 140,000 shares as of October 31, 2011 (before giving effect to this offering).
(8)	Consists of 32,500 shares held by Ms. Evan and 1,000 held by her son. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Ms. Evan would have, in the aggregate, 133,500 shares as of October 31, 2011 (before giving effect to this offering).
(9)	See footnote (14) below regarding Mr. Sandell’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Mr. Sandell does not have voting or dispositive power over the shares held of record by Ven 2008. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Sandell would have, in the aggregate, 25,985,930 shares as of October 31, 2011 (before giving effect to this offering).
(10)	See footnote (15) below regarding Mr. Schaepe’s relationship with Lightspeed VII and Lightspeed VIII. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Schaepe would have, in the aggregate, 9,618,607 shares as of October 31, 2011 (before giving effect to this offering).
(11)	Mr. Lindquist is the Chief Legal Officer, Secretary and an Executive Vice President of Fusion-io. Consists of (i) 15,000 shares of record held by Bentbrook Holdings, LLC, controlled by Mr. Lindquist’s spouse, and (ii) 169,749 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Lindquist would have, in the aggregate, 828,500 shares as of October 31, 2011 (before giving effect to this offering).
(12)	Mr. Dawson is the Executive Vice President of Worldwide Sales of Fusion-io. Consists of (i) 25,000 shares held by the Dawson Family Trust, and (ii) 595,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Dawson would have, in the aggregate, 1,257,500 shares as of October 31, 2011 (before giving effect to this offering).
(13)	Includes 4,708,863 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, all of our executive officers and directors as a group would have, in the aggregate, 58,435,838 shares as of October 31, 2011 (before giving effect to this offering).
(14)

Consists of (i) 25,829,872 shares held of record by New Enterprise Associates 12, Limited Partnership (“NEA 12”); (ii) 92,333 shares held of record by New Enterprise Associates 13, L.P. (“NEA 13”); and (iii) 13,725 shares held of record by NEA Ventures 2008, L.P. (“Ven 2008”). The shares directly held by NEA 12 are indirectly owned by NEA Partners 12, Limited Partnership (“NEA Partners 12”), the sole general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 LLC”), the sole general partner of NEA Partners 12 and each of the individual Managers of NEA 12 LLC. The individual Managers (collectively, the “Managers”) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell (a member of our board of directors). The shares directly held by NEA 13 are indirectly owned by NEA Partners 13, L.P. (“NEA Partners 13”), the sole general partner of NEA 13, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13 and each of the individual Directors of NEA 13 LTD. The individual Directors

(collectively, the “Directors”) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, David M. Mott, Scott D. Sandell (a member of our board of directors), Ravi Viswanathan and Harry R. Weller. The shares directly held by Ven 2008 are indirectly owned by Karen P. Welsh, the general partner of Ven 2008. NEA 12, NEA Partners 12, NEA 12 LLC and the Managers share voting and dispositive power with regard to the shares directly held by NEA 12. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. Karen P. Welsh, the general partner of Ven 2008, holds voting and dispositive power over the shares held by Ven 2008. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(15)	Consists of 9,293,007 shares held of record by Lightspeed Venture Partners VIII, L.P. (“Lightspeed VIII”) and 275,600 shares held by Lightseed Venture Partners VII, L.P. (“Lightspeed VII”). The shares directly held by Lightspeed VIII are indirectly owned by Lightspeed Ultimate General Partner VIII, Ltd. (“GP VIII”), the sole general partner of Lightspeed General Partner VIII, L.P., which is the sole general partner of Lightspeed VIII. The individual directors of GP VIII are Christopher J. Schaepe (a member of our board of directors), Barry Eggers, Ravi Mhatre, and Peter Nieh. Mr. Schaepe is a director of Lightspeed General Partner VII, Ltd. (“GP VII”), the sole general partner of Lightspeed General Partner VII, L.P., which is the solve general partner of Lightspeed VII. The address for these entities is 2200 Sand Hill Road, Menlo Park, CA 94025.
(16)	Consists of (i) 12,500 shares held of record by Mr. Bradford, and (ii) 841,158 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Bradford would have, in the aggregate, 1,250,312 shares as of October 31, 2011 (before giving effect to this offering).
(17)	Mr. Strasser is a Vice President of Fusion-io. Consists of (i) 500 shares held of record by Mr. Strasser, (ii) 500 shares held of record by Mr. Strasser’s spouse, and (iii) 528,937 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2011. The reported number of shares does not include any unvested options that are exercisable more than 60 days after October 31, 2011; if these unvested options were included, Mr. Strasser would have, in the aggregate, 716,875 shares as of October 31, 2011 (before giving effect to this offering).
(18)	Consists of (i) 1,650,426 shares held of record by Accel X L.P. (“Accel X”); (ii) 164,190 shares held of record Accel Investors 2010 L.L.C. (“Accel Investors”); and (iii) 123,869 shares held of record by Accel X Strategic Partners L.P. (“Accel X Strategic Partners” and along with Accel X and Accel Investors, the “Accel Entities”). Accel X Associates L.L.C. (“Associates”) is the general partner of Accel X and Accel X Strategic Partners. James W. Breyer, Theresia Gouw Ranzetta, Kevin J. Efrusy, Ping Li, Tracy L. Sedlock, Andrew G. Braccia, Richard P. Wong and Sameer K. Gandhi are managing members of Associates and Accel Investors. Each of the managing members exercises shared voting and investment power over the shares held by the Accel Entities. Each of the managing members disclaims beneficial ownership of the shares held by the Accel Entities except to the extent of his or her pecuniary interest therein. The address of Accel Entities is 428 University Ave., Palo Alto, CA 94301.
(19)	Consists of (i) 1,881,659 shares held of record by Mercato Partners, L.P. (“Mercato LP”); and (ii) 1,037,681 shares held of record by Mercato Partners QP, L.P. (“Mercato QP”). Mercato Partners, LLC is the general partner of Mercato QP and Mercato LP. Greg Warnock and Alan E. Hall are managing directors of Mercato LP and Mercato QP, and have voting and dispositive power of the shares held by these entities. Both Greg and Alan disclaim beneficial ownership of the shares held by Mercato LP and Mercato QP except to the extent of their pecuniary interests therein. The address of Mercato LP and Mercato QP is 6550 South Millrock Drive, Suite 125, Salt Lake City, Utah 84121.
(20)	Consists of (i) 2,792,220 shares held of record by Meritech Capital Partners III L.P.; and (ii) 50,892 shares held of record by Meritech Capital Affiliates III L.P. Meritech Management Associates III L.L.C., a managing member of Meritech Capital Associates III L.L.C., the general partner of Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P., has sole voting and dispositive power with respect to shares held by Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. The managing members of Meritech Management Associates III L.L.C. are Paul Madera, George Bischof, Rob Ward and Mike Gordon who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address of each of these funds is c/o Meritech Capital Partners, 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.
(21)	Consists of (i) 1,884,116 shares held of record by Presidio STX, LLC (“Presidio STX”); and 258,465 shares held of record by Presidio Ventures, Inc. (“Presidio Ventures”). Toshihiko Kusakabe is the president, chief executive officer, and a board member of Presidio Ventures and Presidio STX. Tsuyoshi Konda and Tetsu Eguchi are board members of Presidio Ventures. Kentaro Hori is a board member of Presidio STX. Sumitomo is the indirect majority owner of Presidio Ventures and Presidio STX and has voting and dispositive power over its shares. Toshihiko Kusakabe, Tsuyoshi Konda, and Tetsu Eguchi may be deemed to share dispositive and voting power over the shares owned by Presidio Ventures and Toshikio Kusakabe and Kentaro Hori may be deemed to share dispositive and voting power over the shares owned by Presidio STX. Toshihiko Kusakabe, Tsuyoshi Konda, Kentaro Hori and Tetsu Eguchi disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interests therein. The address of Presidio Ventures and Presidio STX is 3979 Freedom Circle, Suite 340, Santa Clara, CA 95054.
(22)	Consists of 121,839 shares held of record by SVB Financial Group. SVB Financial Group is a reporting public company. SVB Financial Group is an affiliate of Silicon Valley Bank, which has extended a line of credit to the Company. SVB Financial Group is an affiliate of a broker-dealer. SVB Financial Group has represented to us that it acquired the shares for investment, purchased the shares to be sold in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Through the authority delegated by SVB Financial Group’s Finance Committee of the Board of Directors, Michael D. Kruse, Treasurer of SVB Financial Group, has voting and dispositive power over these shares. The address of SVB Financial Group is 3003 Tasman Drive, Santa Clara, CA 95054.

(23)	Consists of 1,033,859 shares held of record by Triangle Peak Partners Private Equity, LP (“Triangle”). Triangle Peak Partners Private Equity GP, LLC is the general partner of Triangle, and Michael C. Morgan, David L. Pesikoff and Dain F. DeGroff, the managing members of Triangle Peak Partners Private Equity GP, LLC, may be considered to share voting and dispositive power over these shares. The address of Triangle is P.O. Box 3788, Carmel Plaza #305 (Ocean & Mission Streets), Carmel, CA 93921
(24)	Consists of (i) 1,525,428 shares held of record by UV Partners IV, L.P. (“UV Partners IV”); (ii) 940,365 shares held of record by UV Partners IV Financial Institutions Fund, L.P. (“UV Partners Financial Institutions”); and (iii) 495,054 shares held of record by UV Partners IV-A, L.P. (“UV Partners IV-A” and together with UV Partners IV and UV Partners Financial Institutions, the “UV Entities”). The general partner of UV Partners IV and UV Partners IV-A is UV Partners IV GP, LLC and the general partner of UV Partners IV Financial Institutions is UV Partners IV Financial Institutions GP, LLC (along with UV Partners IV GP, LLC, the “General Partners”). The managing members of the General Partners are Blake G. Modersitzki, James C. Dreyfous, and Carl S. Ledbetter. Each of the managing members exercises shared voting and investment power over these shares and each of the managing members disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of the UV Entities is 2755 East Cottonwood Parkway, Suite 520, Salt Lake City, Utah 84121.
(25)	Represents shares held by 4 selling stockholders not listed above who, as a group, own less than 1% of the outstanding common stock prior to this offering. Of these selling stockholders, 2 are current employees of our company.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K, which is incorporated by reference herein.

Our authorized capital stock consists of 510,000,000 shares, with a par value of $0.0002 per share, of which:

•	500,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

As of September 30, 2011, we had outstanding 83,276,674 shares of common stock, held by approximately 156 stockholders of record, and no shares of preferred stock. In addition, as of September 30, 2011, we had options outstanding to purchase 26,722,384 shares of our common stock, and 453,673 RSUs and a warrant for 125,800 shares of our common stock which was net exercised in October 2011 for a total of 121,839 shares of our common stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See the section entitled “Dividend Policy”. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

No shares of preferred stock are outstanding. Pursuant to our certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

Registration Rights

Following this offering’s completion, the holders of an aggregate of approximately 60,207,386 shares of our common stock, or their permitted transferees, will be entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided pursuant to the terms of an investors’ rights agreement between us and the holders of these shares, which was entered into in connection with our convertible preferred stock financings and pursuant to the merger agreement entered into in connection with our acquisition of IO Turbine, and include demand registration rights, short-form registration rights and/or piggyback registration rights.

The registration rights terminate with respect to the registration rights of an individual holder upon the earlier of the date two years following the completion of the initial public offering or the time when (i) the holder or its affiliates owns less than five percent of all outstanding registrable securities and (ii) the holder can sell all of the holder’s shares in any three month period under Rule 144.

Demand Registration Rights

Following this offering’s completion, the holders of an aggregate of approximately 50,018,892 shares of our common stock, or their permitted transferees, will be entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, upon the written request of holders of a majority of the shares that are entitled to rights under the investors’ rights agreement, to use commercially reasonable efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement.

Short-Form Registration Rights

Following this offering’s completion, the holders of an aggregate of approximately 50,018,892 shares of our common stock, or their permitted transferees, will also entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from holders of these shares to us, to have such shares registered by us if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1.0 million, subject to certain exceptions.

Piggyback Registration Rights

Following this offering’s completion, the holders of an aggregate of approximately 60,207,386 shares of our common stock, or their permitted transferees, will be entitled to piggyback registration rights, including holders of shares acquired in connection with our acquisition of IO Turbine. If we register any of our securities for our own account the holders of these shares are entitled to include their shares in the registration. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

In any registration made pursuant to such investors’ rights agreement, all fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws.

In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the president (in the absence of a chief executive officer) or our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who,

together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “FIO”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Upon the completion of this offering, a total of 86,276,674 shares of common stock will be outstanding, based on the number of shares outstanding on September 30, 2011. Of these shares, all 14,145,000 shares of common stock sold in our initial public offering, plus the shares of common stock to be sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase 1,326,560 additional shares, will be freely tradable in the public market, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, will only be able to be sold in compliance with the limitations described below.

After giving effect to the exercise of options and the sale of shares by the selling stockholders in connection with this offering, will be “restricted securities”, as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the provisions of Rules 144 or 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

•	no restricted shares will be eligible for sale in the public market immediately upon completion of this offering;

•

approximately 8,616,290 shares will be eligible for sale upon expiration of the lock-up agreements for our initial public offering, as described below, at various times beginning on or about December 6, 2011, subject to extension under certain circumstances;

•

approximately 11,944,719 shares will be eligible for sale upon expiration of the lock-up agreements for this offering, as described below, at various times beginning on December 19, 2011, subject to extensions as described under the heading “Underwriting”;

•	approximately 554,968 shares issued in connection with our acquisition of IO Turbine will be eligible for sale at various times beginning on February 11, 2012; and

•

approximately 43,096,946 shares (including 691,941 shares issued in connection with our acquisition of IO Turbine) will be eligible for sale upon expiration of the lock-up agreements for this offering, as described below, at various times beginning on February 15, 2012 (of which up to 150,000 shares may be transferred at any time without restriction pursuant to the lock-up agreements in connection with charitable donations), subject to extensions as described under the heading “Underwriting.”

The foregoing share numbers were calculated as of November 15, 2011 and may change if additional stockholders enter into lock-up agreements in connection with this offering. In addition, our Insider Trading Policy provides that directors, officers and certain other insiders will be prohibited from affecting transactions in our securities from December 16, 2011 until the date that is two business days following the announcement of our financial results from the quarter ended December 31, 2011.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the other requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 862,767 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Lock-Up Agreements

In connection with our initial public offering, all of our directors and executive officers and the holders of substantially all of our securities signed lock-up agreements under which they agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC for a period of 180 days after our initial public offering, subject to possible extension under certain circumstances. These agreements are expected to expire on or about December 6, 2011, subject to extension in accordance with their terms.

In addition, in connection with this offering, we, the selling stockholders, all of our directors and officers and certain other holders of shares of common stock and holders of securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, until December 19, 2011 with respect to approximately 11,944,719 shares and until February 15, 2012 with respect to approximately 43,096,946 shares:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, and is also subject to extension, as set forth in the section entitled “Underwriting”.

Trading Plans

Some of our employees, including all of our named executive officers, have entered into trading plans intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 regarding sales of shares of our common stock. These plans permit the automatic trading of our common stock by an independent person (such as a stockbroker) at the time of the trade and generally provide for sales to occur from time to time after the expiration of the lock-up period related to our initial public offering, which period is scheduled to expire on December 6, 2011. Sales of shares under those plans by our executives, as well as any other employee who has entered into a plan who participates as a selling stockholder in this offering, will not be made during the lock-up period related to this offering.

Registration Rights

Following this offering’s completion, the holders of approximately 60,207,386 shares of common stock or their transferees are entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock — Registration Rights” for additional information.

Registration Statements on Form S-8

We previously filed registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued after June 9, 2011 or reserved for issuance under our stock option plans. Shares covered by these registration statements are eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements, and subject to vesting of such shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder other than:

•	an individual citizen or resident of the United States (for tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividends are attributable to a permanent establishment maintained by you in the U.S.), are includible in your gross income in the taxable year received, are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% (such rate scheduled to increase to 31% for payments made after December 31, 2012) unless you establish an exemption, for example, by properly certifying your non U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8.

Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of our Common Stock Held by or through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends, and the gross proceeds of a disposition of our common stock, paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC

Total	8,843,739

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,326,560 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have agreed to reimburse us for certain expenses in connection with this offering. We estimate that the total expenses of the offering to be paid by us, excluding underwriting discounts and commissions and excluding amounts that we anticipate will be reimbursed by the underwriters, will be approximately $1.2 million. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, although we will bear the costs, other than the underwriting discounts and commissions, associated with the sale of these shares.

In connection with our initial public offering, holders of substantially all of our securities then outstanding, including our officers and directors and the selling stockholders in such offering, entered into and are subject to lock-up agreements that, subject to certain exceptions, prohibit them from disposing of or hedging any of their common stock or securities convertible into or exchangeable for shares of common stock until December 6, 2011 without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC.

We, our officers and directors, and certain holders of our outstanding common stock, including all of the selling stockholders, have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of their common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, until December 19, 2011 with respect to approximately 11,944,719 shares and until February 15, 2012 with respect to approximately 43,096,946 shares, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The restricted periods described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the end of such restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “FIO”.

All of the underwriters in this offering were underwriters in our initial public offering.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which is referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, referred to as the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of business, we have, and may in the future, sell products to one or more of the underwriters in arms length transactions on market competitive terms.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Fenwick & West LLP, Mountain View, California, is acting as counsel to the underwriters. Investment funds affiliated with Wilson Sonsini Goodrich & Rosati collectively own less than 0.1% of our outstanding shares of common stock.

EXPERTS

The consolidated financial statements of Fusion-io, Inc. appearing in Fusion-io, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of IO Turbine, Inc. appearing in Fusion-io, Inc.’s Current Report on Form 8-K, as amended, dated October 26, 2011 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus. Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC on September 2, 2011, as amended by Form 10-K/A filed with the SEC on September 6, 2011;

•

The portions of our definitive proxy statement for our 2011 Annual Meeting of Stockholders, filed with the SEC on October 4, 2011 that are incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 2011;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 9, 2011, as amended by Form 10-Q/A filed with the SEC on November 16, 2011; and

•	Our Current Reports on Form 8-K filed on August 5, 2011 and September 16, 2011 and our Current Report on Form 8-K/A filed on October 26, 2011.

You may obtain any of the documents incorporated by reference through us or the SEC or its Internet website, as described below. We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Fusion-io, Inc.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

801.424.5500

ir@fusionio.com

You may also obtain this information without charge from our internet website at investor.fusionio.com, under SEC filings.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits filed with the SEC as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the previously filed exhibits. Statements contained in this prospectus or in documents incorporated by reference herein concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus or in documents incorporated by reference herein relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.fusionio.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$43,579
FINRA filing fee	45,500
Printing and engraving	50,000
Legal fees and expenses	650,000
Accounting fees and expenses	175,000
Transfer agent and registrar fees	12,000
Miscellaneous	223,921

Total	$1,200,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant has also entered into indemnification agreements with certain stockholders affiliated with its directors. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers, directors and stockholders affiliated with some directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Since October 31, 2008, the Registrant issued the following unregistered securities:

Sales of Convertible Preferred Stock

Between April 2009 and October 2009, the Registrant sold an aggregate of 24,009,902 shares of its Series B convertible preferred stock to a total of 17 accredited investors at a purchase price per share of $2.00, for an aggregate purchase price of $48,019,804.

Between April 2010 and May 2010, the Registrant sold an aggregate of 11,576,681 shares of its Series C convertible preferred stock to a total of 21 accredited investors at a purchase price per share of $3.869, for an aggregate purchase price of $44,790,179.

Warrants

In September 2008, the Registrant issued a warrant to purchase 125,800 shares of the Registrant’s Series A convertible preferred stock to an accredited investor at an exercise price of $1.093 per share. In October 2011, this warrant was net exercised at a value of $34.72 per share, resulting in the issuance of 121,839 shares of the Registrant’s common stock.

In May 2010, the Registrant issued a warrant to purchase 12,500 shares of the Registrant’s common stock to an accredited investor at an exercise price of $1.96 per share. In March 2011, this warrant was exercised in full for an aggregate exercise price of $24,500.

Convertible Notes

Between August 2008 and March 2009, the Registrant issued convertible promissory notes in an aggregate principal amount of $15,390,000. The promissory notes accrued interest at the rate of 10% per annum, compounded annually. In April 2009, the outstanding principal and interest due under these notes converted into 7,763,669 shares of the Registrant’s Series B convertible preferred stock at $2.00 per share.

In March 2010, the Registrant issued convertible promissory notes in an aggregate principal amount of $5,000,000. These promissory notes accrued interest at the rate of 10% per annum, compounded annually. In April 2010, the outstanding principal and interest due under these notes converted into 1,302,237 shares of the Registrant’s Series C convertible preferred stock at $3.869 per share.

Option and Common Stock Issuances

From November 1 2008 through June 14, 2011, the Registrant granted to its employees, consultants and other service providers options to purchase an aggregate of 12,208,434 shares of common stock under its 2008 Stock Incentive Plan at exercise prices ranging from $0.65 to $14.00 per share.

From November 1, 2008 through June 14, 2011, the Registrant granted to certain of its executive officers, directors and other accredited investors options to purchase an aggregate of 14,613,082 shares of common stock under its 2008 Stock Incentive Plan, 2010 Executive Stock Incentive Plan and non-plan option agreements at exercise prices ranging from $0.65 to $5.12 per share.

From November 1, 2008 through June 14, 2011, the Registrant issued and sold to its employees, consultants and other service providers an aggregate of 3,451,176 shares of its common stock upon the exercise of options under its 2006 Stock Option Plan and its 2008 Stock Incentive Plan at exercise prices ranging from $0.002 to $1.96 per share, for an aggregate exercise price of $755,960.

From November 1, 2008 through June 14, 2011, the Registrant issued and sold to certain of its executive officers, directors and other accredited investors aggregate of 704,173 shares of common stock upon the exercise of options under its 2008 Stock Incentive Plan and under non-plan option agreements at exercise prices ranging from $0.358 to $0.65 per share, for an aggregate exercise price of $360,471.

In February 2011, the Registrant issued and sold to each of Dana L. Evan and H. Raymond Bingham, members of its board of directors, 30,000 shares of its common stock at a price per share of $5.12, in each case for an aggregate purchase price of $153,600.

Acquisition of IO Turbine

In August 2011, in connection with the acquisition of IO Turbine, Inc., the Registrant issued 2,047,003 shares of its common stock to stockholders of IO Turbine (including 413,688 unvested restricted stock awards), in accordance with the terms and conditions set forth in the merger agreement. Approximately 278,974 of such shares were deposited in escrow and held as partial security for indemnification obligations of the IO Turbine stockholders pursuant to the merger agreement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales and issuances of the securities to accredited investors were exempt from registration under the Securities Act by virtue of Rule 506 of Regulation D promulgated thereunder and/or Section 4(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The Registrant believes the offers, sales and issuances of the securities to certain of its executive officers, directors and other accredited investors were exempt from registration under the Securities Act by virtue of Rule 504 of Regulation D promulgated thereunder and/or Section 4(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The Registrant believes the offers, sales and issuances of the securities to its employees, consultants and other service providers were exempt from registration in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of securities under compensatory benefit plans and contracts relating to compensation were its employees, directors or bona fide consultants and received the securities as compensation for services. In addition, the Registrant believes the offer, sale and issuance of securities to stockholders of IO Turbine were exempt from registration under the Securities Act by virtue of Rule 506 of Regulation D promulgated thereunder and/or Section 4(2) of the Securities Act. Appropriate legends have been affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships or other disclosures, to information about the Registrant. When the Registrant has relied on Rule 506 of Regulation D promulgated under the Securities Act, other than in connection with the issuance of securities to stockholders of IO Turbine, the investors in unregistered securities have been accredited investors. In connection with the issuance of securities to stockholders of IO Turbine, each former stockholder of IO Turbine executed an investment representation letter indicating that such stockholder was receiving the Registrant’s shares with investment intent and provided information regarding their accreditation and sophistication (alone or when taken together with their purchaser representatives, as applicable). Based upon these investment representation letters, the Registrant believed that (i) no more than 35 of the stockholders of IO Turbine who participated in the issuance of the Registrant’s shares in connection with the acquisition of IO Turbine were non-accredited investors and (ii) each non-accredited stockholder of IO Turbine who participated in the issuance of the Registrant’s shares in connection with the acquisition of IO Turbine (either alone or with his purchaser representative, as applicable) had such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment in the offering. When we have relied on Section 4(2) of the Securities Act, we have received affirmative representations from the purchasers of unregistered securities regarding these purchasers’ financial sophistication.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.    The exhibits filed herewith or incorporated by reference herein are listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.    All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto, which are incorporated by reference herein.

ITEM 17.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 16th day of November 2011.

FUSION-IO, INC.

By:	/S/ DAVID A. FLYNN
David A. Flynn Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID A. FLYNN David A. Flynn	Chief Executive Officer, President and Director (Principal Executive Officer)	November 16, 2011

/S/ DENNIS P. WOLF Dennis P. Wolf	Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	November 16, 2011

* Forest Baskett, Ph.D.	Director	November 16, 2011

* H. Raymond Bingham	Director	November 16, 2011

* Dana L. Evan	Director	November 16, 2011

* Scott D. Sandell	Director	November 16, 2011

* Christopher J. Schaepe	Director	November 16, 2011

* Rick C. White	Director	November 16, 2011

* By:	/S/ DENNIS P. WOLF
Dennis P. Wolf Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Incorporated by Reference
	Exhibit Description	Form	Exhibit		Filing Date
1.1	Form of Underwriting Agreement
2.1	Agreement and Plan of Reorganization, dated as of August 4, 2011¸ by and between the Registrant, IO Turbine, Inc. and certain other parties	8-K	2.1		08/05/2011
3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-K	3.1		09/02/2011
3.2	Amended and Restated Bylaws of the Registrant	10-K	3.2		09/02/2011
4.1	Specimen common stock certificate of the Registrant	S-1/A	4.1		05/23/2011
4.2	Second Amended and Restated Investors’ Rights Agreement, dated as of April 7, 2010 between the Registrant and certain holders of the Registrant’s capital stock named therein	S-1	4.2		03/09/2011
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1A	Form of Indemnification Agreement by and between the Registrant and certain of its directors and officers	S-1/A	10	.1A	05/23/2011
10.1B	Form of Indemnification Agreement by and between the Registrant and certain of its directors affiliated with investment funds and such investment funds	S-1/A	10	.1B	05/23/2011
10.2	2006 Stock Option Plan and Form of Stock Option Agreement under the 2006 Stock Option Plan	S-1	10.2		03/09/2011
10.3	2008 Stock Incentive Plan and Form of Stock Option Agreement under the 2008 Stock Incentive Plan	S-1	10.3		03/09/2011
10.4	2010 Executive Stock Incentive Plan and Related Forms	S-1	10.4		03/09/2011
10.5	2011 Equity Incentive Plan and Related Forms	S-1/A	10.5		05/23/2011
10.6	2011 Employee Stock Purchase Plan and Related Form of Purchase Agreement under the 2011 Employee Stock Purchase Plan	S-1/A	10.6		05/23/2011
10.7	Form of Non-Plan Stock Option Agreement between the Registrant and certain of its officers	S-1	10.7		03/09/2011
10.8	Second Amended and Restated Employment Agreement between the Registrant, David Flynn and Sandusky Investments, Ltd., dated as of April 7, 2010	S-1	10.8		03/09/2011
10.9	Amended and Restated Employment Agreement between the Registrant, Rick White and West Coast VC, LLC, dated as of December 31, 2008	S-1	10.9		03/09/2011
10.9A	Amendment Number One to Amended and Restated Employment Agreement between the Registrant, Rick White and West Coast VC, LLC, dated as of March 7, 2011	S-1	10	.9A	03/09/2011
10.10	Form of Involuntary Termination Severance Agreement between the Registrant and certain of its officers	S-1	10.10		03/09/2011
10.10A	Involuntary Termination Severance Agreement between the Registrant and Dennis P. Wolf, dated as of August 11, 2010	S-1/A	10	.10A	04/18/2011
10.11	Transition Agreement and Release between the Registrant and David R. Bradford, dated as of September 21, 2010	S-1	10.11		03/09/2011
10.12	Lease Agreement between the Registrant and NOP Cottonwood 2825, LLC, dated May 28, 2010 (Building 10)	S-1	10.12		03/09/2011
10.12A	Amendment to Lease Agreement between the Registrant and NOP Cottonwood 2825, LLC, dated August 16, 2011	10-Q/A	10.2		11/16/2011

Exhibit No.		Incorporated by Reference
	Exhibit Description	Form	Exhibit	Filing Date
10.13	Lease Agreement between the Registrant and NOP Cottonwood 2855, LLC, dated May 28, 2010 (Building 11)	S-1	10.13	03/09/2011
10.13A	First Amendment to Lease Agreement between the Registrant and NOP Cottonwood 2855, LLC, dated September 6, 2011	10-Q/A	10.3	11/16/2011
10.14	Office Lease Agreement between the Registrant and Bixby Technology Center, LLC, dated May 29, 2009	S-1	10.14	03/09/2011
10.15A	Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated September 13, 2010	S-1	10.15	03/09/2011
10.15B	First Amendment to Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank, dated as of August 4, 2011	8-K	10.1	08/05/2011
10.16	Offer Letter between the Registrant and Dennis Wolf, dated November 4, 2009	S-1/A	10.16	05/06/2011
10.17	Offer Letter between the Registrant and Lance Smith, dated April 29, 2008 as supplemented by an Offer Letter dated December 26, 2008	S-1/A	10.18	05/06/2011
10.18	Executive Incentive Compensation Plan, adopted by the Registrant on May 16, 2011	S-1/A	10.19	05/23/2011
10.19	IO Turbine, Inc. 2009 Equity Incentive Plan	10-K	10.20	09/02/2011
21.1	List of subsidiaries of the Registrant	10-K	21.1	09/02/2011
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1*	Power of Attorney

* Previously	filed.